UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

Lineage Cell Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2173 Salk Ave., Suite 200 Carlsbad, CA 92008 (442) 287-8990 www.lineagecell.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 16, 2022

To the Shareholders of Lineage Cell Therapeutics, Inc.:

The 2022 annual meeting of shareholders (the “Meeting”) of Lineage Cell Therapeutics, Inc. (“Lineage,” “we,” “us,” and “our”) will be held at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008 on June 16, 2022 at 8:00 a.m. Pacific Time for the following purposes:

1	To elect nine directors to hold office until the 2023 annual meeting of shareholders and until their respective successors are duly elected and qualified.
2	To ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
3	To approve, on an advisory basis, the compensation paid to our named executive officers.
4	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the accompanying Proxy Statement, which forms a part of this notice and is incorporated herein by reference.

All shareholders are cordially invited to attend the Meeting. Our board of directors has fixed the close of business on April 20, 2022 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its shareholders with proxy materials, while lowering the costs of delivery and reducing the environmental impact. Most of our shareholders will not receive printed copies of our proxy materials unless requested, but instead will receive a notice with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote. If you would like to receive a printed or electronic copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability of Proxy Materials that is sent to you.

Your vote is important. Whether or not you expect to attend the Meeting, please vote as soon as possible. You may authorize a proxy to vote your shares via the Internet, by telephone, or—if you have received and/or requested paper copies of our proxy materials by mail—by signing, dating and returning the proxy card in the envelope provided. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

/s/ Brian M. Culley

Brian M. Culley
Chief Executive Officer and Director
Carlsbad, California
April 29, 2022

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2022

The board of directors (“Board”) of Lineage Cell Therapeutics, Inc. (“Lineage,” “we,” “us” and “our”) is soliciting the enclosed proxy for use at our 2022 annual meeting of shareholders (the “Meeting”) to be held at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008 on June 16, 2022 at 8:00 a.m. Pacific Time.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 16, 2022: This Proxy Statement and our Annual Report on Form 10-K are available at www.proxydocs.com/LCTX.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Why am I receiving these materials?

We have prepared these proxy materials, including this Proxy Statement and the related proxy card, because our Board is soliciting your proxy to vote at the Meeting. This Proxy Statement summarizes information related to your vote at the Meeting. All shareholders of record at the close of business on April 20, 2022, the record date for the Meeting, and those who hold a valid proxy on their behalf, are cordially invited to attend the Meeting in person. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply submit your proxy in accordance with the instructions provided on the Notice of Internet Availability of Proxy Materials, or if you elected to receive printed copies of the proxy materials, you may submit your proxy by completing, signing and returning the enclosed proxy card. See also, “How do I vote?” below.

The proxy materials will be first sent or made available to our shareholders on or about April 29, 2022.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making our proxy materials available to shareholders electronically via the Internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials by mail to our shareholders of record containing instructions on how to access the proxy materials and vote by proxy. All shareholders can access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request the delivery of a printed set of proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Who can vote at the Meeting?

Only shareholders of record at the close of business on April 20, 2022, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. On the record date, 169,727,395 of our common shares were issued and outstanding.

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Shareholder of Record: Common Shares Registered in Your Name

If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are the shareholder of record with respect to those common shares, and we are sending these proxy materials directly to you. As the shareholder of record, you may vote in person at the Meeting or via one of the methods described in the Notice of Internet Availability of Proxy Materials or in the proxy card if you received a printed or electronic copy of the proxy materials. Whether or not you plan to attend the Meeting in person, we urge you to vote before the Meeting to ensure your vote is counted.

Beneficial Owner: Common Shares Registered in the Name of a Broker, Bank, or Nominee

If your common shares are held by a broker, bank, or nominee, then you are considered the beneficial owner of common shares held in “street name,” and the Notice of Internet Availability of Proxy Materials or the proxy materials, as appropriate, are being forwarded to you by your broker, bank, or nominee. As the beneficial owner of common shares held in “street name,” you have the right to direct your broker, bank, or nominee how to vote those shares and you are invited to attend the Meeting if you obtain a legal proxy from your broker, bank, or nominee. However, because you are not the shareholder of record, you may not vote in person at the Meeting unless you obtain a legal proxy from your broker, bank, or nominee. See also, “How do I vote?” below.

How can I attend the Meeting?

You are entitled to attend the Meeting only if you are (1) a shareholder of record as of the record date or (2) a beneficial owner of shares held in “street name” as of the record date and you obtain a legal proxy from the broker, bank, or nominee who holds your shares.

For directions to the meeting, please visit www.proxydocs.com/LCTX.

What am I voting on?

These are the proposals scheduled for a vote at the Meeting:

●	Proposal 1: To elect nine directors to hold office until the 2023 annual meeting of shareholders and until their respective successors are duly elected and qualified.
●	Proposal 2: To ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
●	Proposal 3: To approve, on an advisory basis, the compensation paid to our named executive officers.

How many votes do my shares represent?

Each common share is entitled to one vote on all matters that may be acted upon at the Meeting, except that shareholders are entitled to cumulate their votes in the election of directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one director nominee or spread their votes among two or more director nominees as they see fit. No shareholder is entitled to cumulate votes for a director nominee unless such nominee’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes. Discretionary authority to cumulate votes is hereby solicited by our Board if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting. In that event, our Board will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by our Board that may be elected with the votes held by the proxy holders.

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What are the Board’s recommendations?

Our Board recommends that our shareholders vote “For” each director nominee identified in this Proxy Statement and “For” Proposals 2 and 3.

How do I vote?

In the election of directors, you may vote “For” or you may “Withhold” your vote from each director nominee. For Proposals 2 and 3, you may vote “For” or “Against” or “Abstain” from voting.

Shareholder of Record: Common Shares Registered in Your Name

If you are the shareholder of record:

●	By Internet: You may vote at www.proxydocs.com/LCTX, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on June 15, 2022.

●	By Telephone: You may vote using a touch-tone telephone by calling (866) 490-6839, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 15, 2022.

●	By Mail: If you request printed copies of the proxy materials by mail, you may vote by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, the individuals named in the proxy card will vote your shares as you have directed.

●	In Person: You may still attend the Meeting and vote in person even if you have already voted by proxy.

Beneficial Owner: Common Shares Registered in the Name of a Broker, Bank, or Nominee

If you are the beneficial owner of common shares held in “street name,” you may instruct your broker, bank, or nominee how to vote those shares using the voting instruction form provided to you by your broker, bank, or nominee. Because you are not the shareholder of record for those shares, you may not vote in person at the Meeting unless you obtain a legal proxy from your broker, bank, or nominee giving you the right to vote at the Meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Meeting. If you desire to vote in person at the Meeting, please contact the broker, bank, or nominee that holds your shares for instructions regarding obtaining a legal proxy.

What if another matter is properly brought before the Meeting?

At this time, our Board knows of no matters that will be presented for consideration at the Meeting other than those described in this Proxy Statement. If you vote your shares by proxy over the Internet, by telephone or by signing and returning your proxy card by mail and any other matter is properly brought before the Meeting or any adjournment or postponement thereof, the person(s) named in the proxy card as “proxies” will have authority to vote on those matters as he, she or they deem advisable, in their discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the mailed Notices of Internet Availability of Proxy Materials and/or proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and nominees for the cost of forwarding proxy materials to beneficial owners.

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What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your common shares are registered in more than one name or are registered in different accounts. To ensure that all of your shares are voted, please follow the voting instructions in each Notice of Internet Availability of Proxy Materials or complete, sign, date and return each proxy card.

Can I revoke or change my vote after submitting my proxy?

You may revoke your proxy and change your vote at any time before the applicable voting deadlines for the Meeting. If you are the record holder of your common shares, you may revoke your proxy in any one of four ways:

●	submit another properly completed proxy with a later date;
●	vote again by Internet or telephone at a later time (only the latest Internet or telephone proxy submitted prior to the Meeting will be counted);
●	send a written notice to us at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008; Attention: Corporate Secretary; or
●	attend the Meeting and vote in person (however, simply attending the Meeting will not, by itself, revoke your proxy or change your vote).

If your shares are held by your broker, bank, or nominee, please follow the instructions provided by them.

How will my shares be voted if I do not specify how they should be voted?

Shareholder of Record: Common Shares Registered in Your Name

If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, then your common shares will be voted at the Meeting in accordance with our Board’s recommendation on all matters presented for a vote at the Meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your common shares for a particular proposal or for all the proposals, then as to each proposal for which you do not so indicate, your shares will be voted in accordance with our Board’s recommendation.

Beneficial Owner: Common Shares Registered in the Name of a Broker, Bank, or Nominee

If you are a beneficial owner of shares held in street name and do not provide your broker, bank, or nominee that holds your shares with specific voting instructions, then your broker, bank, or nominee may generally vote your shares in their discretion on “routine” matters but not on “non-routine” matters. If your broker, bank, or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is commonly referred to as a “broker non-vote.” Proposal 2, relating to the ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for our fiscal year ending December 31, 2022, is considered a routine matter. Proposals 1 and 3 are considered non-routine matters.

What constitutes a quorum?

The presence at the Meeting, in person or by proxy, of holders representing a majority of our outstanding common shares as of April 20, 2022, constitutes a quorum at the meeting, permitting us to conduct business at the Meeting.

Your common shares will be counted toward the quorum if you (1) properly vote by proxy (online, by phone, or by mailing a proxy card or a voting instruction form to your broker, fiduciary, or nominee) or (2) are entitled to vote and are present in person at the Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Meeting or the holders of a majority of common shares present at the Meeting, either in person or by proxy, may adjourn the Meeting to solicit additional proxies and reconvene the Meeting at a later date.

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What vote is required to approve each proposal?

The election of directors will be determined by a plurality of the votes cast by the shareholders entitled to vote on the election of directors. Accordingly, the nominees receiving the most “For” votes from the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors will be elected.

The approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of both: (1) the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter; and (2) the shares required to constitute a quorum.

If a quorum is present at the Meeting, what is the effect of withheld votes, abstentions, and broker non-votes on the outcome of a proposal?

With respect to the election of directors in Proposal 1, neither a “withhold” vote nor a broker non-vote will be counted in determining the outcome of such proposal.

With respect to each of Proposals 2 and 3, abstentions will have the same effect as votes “Against” the proposal, and broker non-votes will have the same effect as votes “Against” the proposal to the extent such broker non-votes contribute to a quorum, because the affirmative vote equal to a majority of the shares required to constitute a quorum is also required for approval.

How can I find out the voting results?

We expect to announce preliminary voting results at the Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Meeting.

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BOARD OF DIRECTORS

Set forth below are the names, ages, Board committee assignments, tenure, and certain biographical information of our directors as of April 20, 2022, each of whom is being nominated for election at the Meeting.

Name	Age	Director Since
Alfred D. Kingsley	79	July 2009
Dipti Amin	58	April 2021
Deborah Andrews	64	April 2014
Don M. Bailey	76	March 2020
Neal C. Bradsher, CFA	56	July 2009
Brian M. Culley	50	September 2018
Anula Jayasuriya	65	May 2021
Michael H. Mulroy	56	October 2014
Angus C. Russell	66	December 2014

Alfred D. Kingsley. Mr. Kingsley has been Chairman of the Board since July 2009. Mr. Kingsley has been general partner of Greenway Partners, L.P., a private investment firm, and President of Greenbelt Corp., a business consulting firm, since 1993. Greenbelt served as our financial advisor from 1998 until 2009. Mr. Kingsley also serves as a director of OncoCyte Corporation (OCX), a clinical-stage diagnostics company focused on novel, non-invasive blood-based tests for the early detection of cancer. From January 2017 to October 2018, Mr. Kingsley served as Executive Chairman of AgeX Therapeutics, Inc. (AGE), a biotechnology company focused on the development and commercialization of novel therapeutics targeting human aging. Mr. Kingsley also served as a director of Asterias Biotherapeutics, Inc. (AST) from 2012 until our acquisition of Asterias in March 2019. Mr. Kingsley was Senior Vice-President of Icahn and Company and its affiliated entities for more than 25 years. Mr. Kingsley holds a B.S. degree in economics from the Wharton School of the University of Pennsylvania and a J.D. degree and LLM in taxation from New York University Law School. Mr. Kingsley’s long career in corporate finance and mergers and acquisitions includes substantial experience in helping companies to improve their management and corporate governance, and to restructure their operations. Mr. Kingsley developed an intimate knowledge of our business in his role as our financial advisor before he joined our Board. Mr. Kingsley has been instrumental in structuring our equity and debt financings, and in the transition of our business focus into the field of stem cell technology, and the business acquisitions that have helped us expand the scope of our business.

Dipti Amin, MBBS, FFPM, MRCGP, DCPSA, DCH, DRCOG, DGM. Dr. Amin currently serves as a non-executive director of the University of Hertfordshire, a position she has held since September 2018, and as a non-executive director of Buckinghamshire NHS Trust, a position she has held since June 2015. Dr. Amin previously served as a non-executive director of Cambridge Innovation Capital from November 2017 to March 2020, and as a director of Maaya Associates Ltd. from August 2017 through the end of 2021. From June 1995 to December 2016, Dr. Amin served at Quintiles Transnational Corporation, a provider of biopharmaceutical development and commercial outsourcing services, in various senior roles within all phases of drug development and most recently as Senior Vice President and Chief Compliance Officer from April 2010 to December 2016. Dr. Amin received her medical degree from Guys and St. Thomas’s Hospitals Medical School of the University of London, her MRCGP from the Royal College of General Practitioners, her FFPM from the Faculty of Pharmaceutical Medicine of the Royal College of Physicians London, her DRCOG form the Royal College of Obstetricians and Gynecologists, her DGM and DCH from the Royal College of Physicians, London and her DCPSA from the Society of Apothecaries of London. Dr. Amin brings to our Board broad experience in clinical pharmacology, ethical issues in clinical research, drug development, ethics and compliance programs as well as leadership and management experience of large, multi-functional, multi-geography, global groups.

Deborah Andrews. Ms. Andrews served as Chief Financial Officer of STAAR Surgical Company (STAA), a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies, from September 2017 until June 2020, after serving as Vice President, Chief Accounting Officer since 2013. Ms. Andrews also served as STAAR Surgical’s Vice President, Chief Financial Officer from 2005 to 2013, as its Global Controller from 2001 to 2005, and as its Vice President, International Finance from 1999 to 2001. Ms. Andrews previously worked as a senior accountant for a major public accounting firm. Ms. Andrews holds a B.S. degree in accounting from California State University at San Bernardino. Ms. Andrews brings to our Board significant experience in finance, financial reporting, accounting, information systems and security, and auditing, and in management as a senior financial and accounting executive of a public medical device company during a period of significant growth.

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Don M. Bailey. Mr. Bailey previously served as a director and Chairman of Asterias Biotherapeutics, Inc. (AST) from February 2016 until our acquisition of Asterias in March 2019. Mr. Bailey served as President and Chief Executive Officer of Questcor Pharmaceuticals, Inc. (QCOR), a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders, from 2007 until Questcor was acquired by Mallinckrodt plc (MNK) in 2014. He was also a director of Mallinckrodt plc from August 2014 to March 2016, and during this time he was the Chairman of its portfolio committee. He initially joined the Questcor board of directors in 2006 as an independent director and Chairman of its audit committee. From August 2016 to November 2017, Mr. Bailey served as a director of OncoCyte Corporation (OCX). From June 2015 until its acquisition by Acorda Therapeutics, Inc. (ACOR) in May 2016, Mr. Bailey was also an independent director and chairman of the audit committee of Biotie Therapeutics Corp. (BITI), a clinical-stage pharmaceutical company headquartered in Turku, Finland. Mr. Bailey was an independent director and the non-executive chairman of the board of directors of STAAR Surgical Company (STAA), a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies, from 2005 until 2014. Mr. Bailey served on its audit committee and was chair of its nominating and corporate governance committee. Mr. Bailey was the chairman of the board of directors of Comarco, Inc. (CMRO), a defense services company transformed into a wireless communication products company, from 1998 until 2007, where he served as Chief Executive Officer from 1991 until 2000. Mr. Bailey holds a B.S. degree in mechanical engineering from the Drexel Institute of Technology, an M.S. degree in operations research from the University of Southern California and an M.B.A. from Pepperdine University. Mr. Bailey has also served as a board member on several non-profit and academic enterprises. Mr. Bailey is a founding board member of the University of California Irvine’s (UCI) Applied Innovation Institute. Mr. Bailey brings to our Board significant knowledge of the pharmaceuticals industry and extensive experience as an executive and board member of publicly traded pharmaceutical companies.

Neal C. Bradsher, CFA. Mr. Bradsher has been President of Broadwood Capital, Inc., a private investment firm, since 2002. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst. Mr. Bradsher was a director of Questcor Pharmaceuticals, Inc. (QCOR), from 2004 until Questcor was acquired by Mallinckrodt plc (MNK) in 2014. Mr. Bradsher brings to our Board a wealth of experience in finance, management and corporate governance attained through his investments in other companies, including companies in the pharmaceutical, biotechnology, medical device, medical diagnostics, health care services and health care information systems sectors. He has worked with several health care companies to improve their management and governance. Entities that Mr. Bradsher controls have invested in most of Lineage’s financing transactions over the last several years. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., currently our largest shareholder.

Brian M. Culley. Mr. Culley joined Lineage as Chief Executive Officer in September 2018 and served as Interim Chief Financial Officer from January 20, 2021 to June 21, 2021. Prior to joining Lineage, Mr. Culley served from August 2017 to September 2018 as interim Chief Executive Officer at Artemis Therapeutics, Inc. (ATMS). Mr. Culley previously served as Chief Executive Officer of Mast Therapeutics, Inc. (MSTX), from 2010, and was also a member of its board of directors from 2011, until Mast’s merger with Savara, Inc. (SVRA) in April 2017. Mr. Culley served from 2007 to 2010 as Mast’s Chief Business Officer and Senior Vice President, from 2006 to 2007 as Mast’s Senior Vice President, Business Development, and from 2004 to 2006 as Mast’s Vice President, Business Development. From 2002 until 2004, Mr. Culley was Director of Business Development and Marketing for Immusol, Inc. From 1999 until 2000, he worked at the University of California, San Diego (UCSD) Department of Technology Transfer & Intellectual Property Services and from 1996 to 1999 he conducted drug development research for Neurocrine Biosciences, Inc. (NBIX). Mr. Culley has also served on the Board of Orphagen Pharmaceuticals, Inc. since May 2017. Mr. Culley has more than 25 years of business and scientific experience in the life sciences industry. He received a B.S. in biology from Boston College, a masters in biochemistry and molecular biology from the University of California, Santa Barbara, and an M.B.A. from The Johnson School of Business at Cornell University. Mr. Culley brings to our Board significant knowledge of the biotechnology industry and extensive experience as an executive and board member of publicly traded pharmaceutical companies.

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Anula Jayasuriya, M.D., Ph.D., M.B.A. Dr. Jayasuriya is the Founder and Managing Director of EXXclaim Capital, an early-stage venture fund focused on catalyzing innovation, entrepreneurship and investment in Women’s Health she founded in 2013. In 2006, she co-founded the Evolvence India Life Science Fund, managing the fund until July of 2017. From 2001 to 2002, Dr. Jayasuriya was a partner with Skyline Ventures in Palo Alto, and prior to that with the German/US venture capital firm TVM, in San Francisco. Her prior positions include VP, Business Development at Genomics Collaborative, Inc., from 1999 to 2000, and VP, Global Drug Development at Hoffman-La Roche from 1994 to 1998. Dr. Jayasuriya received a B.A. from Harvard University summa cum laude, a M. Phil. in pharmacology from the University of Cambridge, an M.D. and Ph.D. (in Microbiology and Molecular Genetics) from Harvard Medical School and an M.B.A. with distinction from Harvard Business School. Dr. Jayasuriya brings to our Board business, scientific, and medical experience earned throughout her career as a pharmaceutical company executive, private equity executive, and venture capitalist, providing her with a broad experience base spanning clinical, executive, entrepreneurial, and financial roles.

Michael H. Mulroy. Mr. Mulroy served as the Chief Executive Officer and a member of the board of directors of Asterias Biotherapeutics, Inc. (AST) from June 2017 until our acquisition of Asterias in March 2019. In April 2020, Mr. Mulroy joined Magtrol Inc., a leading manufacturer of motor test equipment and hysteresis brakes and clutches, on a part time basis, where he also serves on its board of directors. Prior to joining Asterias, Mr. Mulroy served as a Senior Advisor to CamberView Partners, LLC (now part of PJT Partners Inc.), which assists companies in connection with investor engagement and complex corporate governance issues. Prior to its sale in 2014, Mr. Mulroy served as Executive Vice President, Strategic Affairs and General Counsel and Corporate Secretary of Questcor Pharmaceuticals, Inc. (QCOR). Mr. Mulroy joined Questcor in 2011 as Chief Financial Officer, General Counsel and Corporate Secretary. From 2003 to 2011, Mr. Mulroy was employed by the law firm of Stradling Yocca Carlson & Rauth, where he served as a partner from 2004. From 1997 to 2003, Mr. Mulroy was an investment banker at Citigroup and Merrill Lynch. He is also a member of the Board of Trustees of the Pegasus School, an independent primary school in Orange County, California. From January 2017 to July 2019, Mr. Mulroy served as a member of the board of directors of AgeX Therapeutics, Inc. (AGE), a biotechnology company focused on the development and commercialization of novel therapeutics targeting human aging. Mr. Mulroy earned his J.D. degree from the University of California, Los Angeles and his B.A. degree in economics from the University of Chicago. Mr. Mulroy brings to our Board his experience as the Chief Executive Officer of a publicly traded biotechnology company and member of a senior management team of a larger biopharmaceutical company that experienced a period of rapid growth. Mr. Mulroy also brings to our Board his experience in corporate finance, investor relations and information systems and security.

Angus C. Russell. Mr. Russell served as the Chief Executive Officer of Shire plc (SHPG), a biopharmaceutical company, from June 2008 to April 2013. Mr. Russell served as the Chief Financial Officer of Shire from 1999 to 2008 and also served as its Principal Accounting Officer and Executive Vice President of Global Finance. Prior to joining Shire, Mr. Russell served at ICI, Zeneca, and AstraZeneca for 19 years, most recently as Vice President of Corporate Finance at AstraZeneca plc (AZN). Mr. Russell also serves as Chairman of the Board of Directors of Mallinckrodt plc (MNK) and Revance Therapeutics, Inc. (RVNC) and as a director of Therapeutics MD, Inc. (TXMD). Mr. Russell previously served as a director of Shire plc, Questcor Pharmaceuticals, Inc. (QCOR) until it was acquired by Mallinckrodt plc (MNK) in 2014, and InterMune, Inc. (ITMN) prior to its acquisition by Roche Holdings, Inc. (RHHBY) in 2014. Mr. Russell holds an honorary Doctor of Business Administration from Coventry University, U.K. Mr. Russell brings to our Board numerous years of experience as a Chief Executive Officer of an international publicly traded specialty biopharmaceutical company and his substantial experience in information systems and security and as an officer and director in the specialty pharmaceutical industry.

Non-Employee Director Compensation

We compensate our non-employee directors for their service on our Board and on its committees as described below. In addition, all non-employee directors are entitled to reimbursements for their out-of-pocket expenses incurred in attending our Board and committee meetings.

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Annual Cash Fees

The following table shows the annual cash fees currently paid to our directors for their service on our Board and on committees of our Board.

Fees
Chair of the Board	$75,000
Director other than Chair	$40,000
Audit Committee Chair	$20,000
Audit Committee Member other than Chair	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member other than Chair	$7,500
Nominating and Corporate Governance Committee Chair	$12,000
Nominating and Corporate Governance Committee Member other than Chair	$6,000
Financial Strategy Committee Chair	$160,000
Financial Strategy Committee Member other than Chair	$--

The annual cash fees are paid in four equal quarterly installments, pro-rated based on each director’s service on our Board or applicable committee during the applicable quarter, other than the annual cash fees paid to the chair of the Financial Strategy Committee, which are paid monthly in arrears.

Equity Awards

In addition to cash fees, we also currently grant the chair of our Board an annual stock option grant to purchase 80,000 common shares and grant all other non-employee directors an annual stock option grant to purchase 50,000 common shares. All grants are currently made under the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan. The options vest and become exercisable one year after the grant date.

2021 Non-Employee Director Compensation

The following table summarizes certain information concerning the compensation during our fiscal year ended December 31, 2021 to each person who served as a non-employee director during the year and who was not our employee on the date the compensation was earned.

2021 Director Compensation Table
Name	Fees Earned or Paid in Cash	Option Award(1)	Total
Deborah Andrews	$73,500	$89,555	$163,055
Dipti Amin	$27,802	$221,855	$249,657
Don M. Bailey	$52,000	$89,555	$141,555
Neal C. Bradsher	$46,000	$89,555	$135,555
Alfred D. Kingsley	$235,000	$143,288	$378,288
Anula Jayasuriya	$26,264	$239,225	$265,489
Michael H. Mulroy	$71,000	$89,555	$160,555
Angus C. Russell	$57,500	$89,555	$147,055

(1)	The dollar amounts in this column represent the aggregate fair market value of such awards determined based on the price of our common shares on the grant date in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718). See Note 12 Stock-Based Awards to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for details as to the assumptions used to determine the fair value of the awards. As of December 31, 2021, the aggregate number of common shares subject to stock options outstanding for Mses. Andrews, Amin and Jayasuriya and Messrs. Bailey, Bradsher, Kingsley, Mulroy, and Russell was 204,160, 140,000, 140,000, 190,000, 204,160, 368,320, 204,160 and 204,160, respectively.

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CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Lineage is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices.

The Board of Directors’ Role in Risk Management

Our Board has responsibility for the oversight of Lineage’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand Lineage’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, cybersecurity and reputational risk.

Our Audit Committee, which is comprised solely of independent directors, has oversight of risks related to information security (including cybersecurity) and (i) regularly reviews our information security policies, systems, and controls at its regularly scheduled meetings, (ii) regularly assesses the potential impact of exposure to such risk on our business, financial results, operations and reputation, (iii) regularly reviews steps management has taken to monitor and mitigate such exposures. Our Audit Committee also provides oversight of our financial reporting processes and the annual audit of our consolidated financial statements and (iv) regularly briefs our Board on information security matters. In addition, our Audit Committee must review and approve any business transactions between Lineage and its executive officers, directors, and shareholders who beneficially own 5% or more of our common shares (“5% Shareholders”).

Board Leadership Structure

The role of the Chair of the Board is separate from our Chief Executive Officer. Our Board is committed to independent board and committee leadership and to fulfill board and committee duties effectively and efficiently so that our business receives the undivided attention of our Chief Executive Officer. In addition to core board functions, the Chair of our Board interfaces with our management and directors with respect to matters such as financing, strategic planning, and business acquisitions.

Director Independence

Our Board has determined that Ms. Andrews, Dr. Amin, Mr. Bailey, Mr. Bradsher, Dr. Jayasuriya, Mr. Kingsley, Mr. Mulroy, and Mr. Russell qualify as “independent” directors under Section 803(A) of the NYSE American Company Guide, that the members of our Audit Committee meet the additional independence standards under Section 803(B)(2) of the NYSE American Company Guide and Section 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the members of our Compensation Committee meet the additional independence standards under Section 805(c)(1) of the NYSE American Company Guide. In making its independence determinations, our Board considered (i) the transactions, relationships and arrangements described below under “Certain Relationships and Related Transactions,” (ii) the compensation described below under “Board of Directors - Non-Employee Director Compensation,” (iii) with respect to Mr. Kingsley and Mr. Mulroy, current or historic service as a director or an executive officer of a company with which we have or have had a material relationship, specifically, OncoCyte Corporation, a former subsidiary, AgeX Therapeutics, Inc., a former subsidiary, or Asterias Biotherapeutics, Inc., a company we acquired in March 2019, as disclosed herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and (iv) with respect to Mr. Bradsher, his relationship with our largest shareholder, which beneficially owns more than 20% of our common shares.

Mr. Culley does not qualify as an “independent” director under Section 803(A) of the NYSE American Company Guide because he is our Chief Executive Officer.

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Board Diversity

Our Board is currently comprised of people with substantial experience in bioscience, the pharmaceutical industry, corporate management, finance, and law, and a mix of ages, genders, races, ethnicities, geographies, cultures, and other perspectives that we believe expand our Board’s understanding of the needs and viewpoints of our employees, shareholders, and other stakeholders.

Our Board has had at least one director who identifies as female at all times since 1995 and currently 33% of our directors identify as female. In addition, Ms. Andrews is the chair of our Audit Committee.

Board Diversity (as of April 20, 2022)
	Female	Male
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
Asian	2	0
White	1	6

Board Committees

Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The members of each of these committees are independent in accordance with Section 803(A) of the NYSE American Company Guides and Section 10A-3 under the Exchange Act. The members of our Audit Committee and Compensation Committee must also meet the independence tests applicable to members of those committees under the NYSE American Company Guide. Our Board also has a Financial Strategy Committee, the members of which are not required to be independent. From time to time, our Board may establish ad hoc committees to address particular matters.

The table below sets forth the composition of the committees of our Board as of April 20, 2022:

	Audit	Compensation	Nominating & Corporate Governance	Financial Strategy
Alfred D. Kingsley			Member	Chair
Dipti Amin		Member
Deborah Andrews	Chair	Member
Don M. Bailey			Member
Neal C. Bradsher, CFA			Chair	Member
Brian M. Culley				Member
Anula Jayasuriya			Member
Michael H. Mulroy	Member	Chair		Member
Angus C. Russell	Member	Member

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Audit Committee

Our Audit Committee held nine meetings during 2021. The purpose of our Audit Committee is to recommend the engagement of our independent registered public accounting firm, to review their performance and the plan, scope, and results of the audit, and to review and approve the fees we pay to our independent registered public accounting firm. Our Audit Committee also will review our accounting and financial reporting procedures and controls, and all transactions between us and our executive officers, directors, and 5% Shareholders. Our Audit Committee also has oversight of risks related to information security (including cybersecurity) and regularly (i) reviews our information security policies, systems, and controls at its regularly scheduled meetings and as requested by our Audit Committee from time to time, (ii) assesses the potential impact of exposure to such risk on our business, financial results, operations and reputation, (iii) reviews steps management has taken to monitor and mitigate such exposures, and (iv) briefs our Board on information security matters. Our Audit Committee has a written charter that requires the members of our Audit Committee to be directors who are independent in accordance with Section 803(A) and Section 803(B) of the NYSE American Company Guide and Section 10A-3 under the Exchange Act. A copy of the charter of our Audit Committee is posted on our website at https://investor.lineagecell.com/corporate-governance/highlights.

Our Board has determined that each of Ms. Andrews and Messrs. Mulroy and Russell meet the criteria of an “audit committee financial expert” within the meaning of the SEC’s regulations. Ms. Andrews’ expertise is based on her experience as the former Chief Financial Officer of STAAR Surgical Company, and in other financial roles with that company, including as its Chief Accounting Officer, as well as her experience as a senior accountant for a major accounting firm. Mr. Mulroy’s expertise is based on his experience as the former Chief Executive Officer of Asterias Biotherapeutics, Inc. Mr. Russell’s expertise is based on his experience as the former Chief Executive Officer and Chief Financial Officer of Shire plc.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met three times during 2021. The purpose of our Nominating and Corporate Governance Committee is to recommend to our Board individuals qualified to serve on our Board and on committees of our Board, and to make recommendations to our Board on corporate governance matters. A copy of our Nominating and Corporate Governance Committee Charter is posted on our website at https://investor.lineagecell.com/corporate-governance/highlights. See the discussion under the heading “Director Nomination Process,” below, for information regarding our director nomination process.

Compensation Committee

Our Compensation Committee met nine times during 2021. All members of our Compensation Committee qualify as “independent” in accordance with Section 803(A) and Section 805(c)(1) of the NYSE American Company Guide. Our Compensation Committee oversees our compensation and employee benefit plans and practices, including executive compensation arrangements and incentive plans and equity-based awards under our 2021 Equity Incentive Plan. Our Compensation Committee determines or recommends to our Board the terms and amount of executive compensation and grants of equity-based awards to executives, key employees, consultants, and independent contractors. The Chief Executive Officer may make recommendations to our Compensation Committee concerning executive compensation and performance, but our Compensation Committee makes its own determination or recommendation to our Board with respect to the amount and components of compensation, including salary, bonus, and equity awards to executive officers, generally taking into account factors such as company performance, individual performance, and compensation paid by peer group companies. A copy of our Compensation Committee Charter is posted on our website at https://investor.lineagecell.com/corporate-governance/highlights.

During 2021, our Compensation Committee engaged Anderson Pay Advisors, LLC (“Anderson”) to provide compensation consulting services and advice to our Compensation Committee, which included market survey information and competitive market trends in employee, executive, and director compensation programs. Anderson also made recommendations to our Compensation Committee with respect to components of our executive compensation program, such as salary, bonus, and equity awards, and the target market pay percentiles in which executive compensation should fall so Lineage can be competitive in executive hiring and retention. In connection with the compensation consultant services provided by Anderson, our Compensation Committee assessed the independence of Anderson and does not believe Anderson’s work has raised any conflict of interest.

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Financial Strategy Committee

Our Financial Strategy Committee met nine times during 2021. Our Financial Strategy Committee regularly meets with members of management to discuss our strategy pertaining to investor and shareholder relations and financial strategy, including plans for raising capital. As Chair of the Financial Strategy Committee, Mr. Kingsley routinely communicates with key shareholders and contributes to our investor relations strategy.

Board Meeting Attendance

During the fiscal year ended December 31, 2021, our Board met nine times. None of our current directors attended fewer than 75% of the meetings of our Board and its committees on which they served.

Meetings of Non-Employee Directors

Our non-employee directors meet no less frequently than quarterly in executive session, without any directors who are our officers or employees present. These meetings allow the non-employee directors to engage in open and frank discussions about corporate governance and about our business, operations, finances, and management performance.

Director Nomination Process

Our Nominating and Corporate Governance Committee has not set any specific minimum qualifications that a prospective nominee would need to be recommended by our Nominating and Corporate Governance Committee to serve on our Board. Rather, in evaluating any new nominee or incumbent director, our Nominating and Corporate Governance Committee will consider whether the particular person has the knowledge, skills, experience, and expertise needed to manage our affairs in light of the knowledge, skills, experience, and expertise of the other members of our Board as a whole. Our Nominating and Corporate Governance Committee will also consider whether a nominee or incumbent director has any conflicts of interest with Lineage that might conflict with our Code of Ethics or that might otherwise interfere with the ability of the nominee to perform their duties in a manner that is in the best interest of Lineage and its shareholders. Our Nominating and Corporate Governance Committee will also consider whether including a prospective director on our Board will result in a Board composition that complies with: (1) applicable state corporate laws; (2) applicable federal and state securities laws; and (3) the rules of the SEC and each stock exchange on which our shares are listed.

We do not have a formal policy regarding consideration of director candidate recommendations from our shareholders. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by members of our Board, management or other parties are evaluated. Accordingly, our Board believes a formal policy regarding consideration of such recommendations is unnecessary.

Shareholders who desire to recommend a director candidate to our Nominating and Corporate Governance Committee must notify our Nominating and Corporate Governance Committee of the nomination in writing at least 120 days before the date of the next annual meeting and they and the nominee must provide our Nominating and Corporate Governance Committee with all information that our Nominating and Corporate Governance Committee may reasonably request regarding the nominee no later than 90 days prior to the annual meeting.

Our Board and our Nominating and Corporate Governance Committee have not adopted specific policies with respect to a particular mix or diversity of skills, experience, expertise, perspectives, and background that nominees should have. However, our Board and Nominating and Corporate Governance Committee believe in the benefits of diversity in its members (including diversity with respect to gender, race, sexual orientation, ethnicity, background, skills and experience) and are cognizant of the value of experience in international markets and operations given the growing globalization of the pharmaceutical and biotechnology industries and world-wide focus on cell therapeutics research. See “Board Diversity,” above.

Shareholder Communications with Directors

Shareholders wishing to communicate with our Board or with individual directors may do so by following the procedure described under the heading “Procedures for Lineage Security Holder Communications to the Board of Directors” available on our website at https://investor.lineagecell.com/corporate-governance/highlights.

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Code of Ethics

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, other executive officers, and directors. The purpose of the Code of Ethics is to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with or submit to the SEC and in our other public communications; (3) compliance with applicable governmental rules and regulations; (4) prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and (5) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is posted on our website at https://investor.lineagecell.com/corporate-governance/highlights. We intend to disclose any future amendments to certain provisions of the Code of Ethics, and any waivers of those provisions granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting the information on our website within four business days following the date of the amendment or waiver.

Policies Regarding Short-Sales, Hedging, and Pledging

We consider it improper and inappropriate for our directors and employees, including our officers, and entities any of the foregoing control (collectively, “insiders”) to engage in short-term or speculative transactions in our securities. Our insider trading policy prohibits our insiders from (1) engaging in “short sales” of our securities, (2) engaging in any kind of hedging transaction that could reduce or limit their holdings, ownership or interest in our securities, including the purchase of financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds (except for broadly diversified indexes or index exchange-traded funds), that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any of our securities, and (3) holding our securities in a margin account. In addition, our insider trading policy also generally prohibits the pledging of our securities as collateral for a loan.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines because it believes that our directors should own and hold our common shares to further align their interests with the long-term interests of our shareholders. Under these guidelines, our directors are required to hold at least 10,000 common shares three years following the date of their election to our Board. As of April 20, 2022, all our directors met, exceeded, or were on track to meet these ownership guidelines based on their respective rates of stock accumulation.

Director Attendance at Annual Meeting

Directors are encouraged to attend our annual meetings of shareholders, although they are not formally required to do so. All of our current directors who were then serving on our Board attended the 2021 annual meeting of shareholders. All directors attended the meeting virtually due to health concerns and restrictions related to the COVID-19 pandemic.

Report of the Audit Committee on the Audit of Our Consolidated Financial Statements

The following is the report of the Audit Committee of the Board with respect to Lineage’s audited consolidated financial statements for the year ended December 31, 2021.

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Lineage specifically incorporates such information by reference in such filing.

The Audit Committee, among other things, assists with the oversight of our accounting and financial reporting processes.

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The members of the Audit Committee held discussions with our management and representatives of WithumSmith+Brown, PC (“Withum”), our independent registered public accounting firm, concerning the audit of our consolidated financial statements for the year ended December 31, 2021. The independent public accountants are responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles in the United States. Withum also audits our internal control over financial reporting. Withum discussed with the Audit Committee the adequacy of our internal control over financial reporting. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Lineage’s financial statements. The Audit Committee also met on a quarterly basis with our independent registered public accounting firm during 2021 to review and discuss our consolidated financial statements for the quarter and the adequacy of internal control over financial reporting.

In the performance of its oversight function and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Audit Committee:

●	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2021 with our management and with representatives of Withum;
●	discussed with representatives of Withum the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
●	received and reviewed the written disclosures and the letter from Withum required by applicable requirements of the PCAOB regarding Withum’s communications with the Audit Committee concerning independence, and discussed with representatives of Withum its independence from Lineage; and
●	based on the reviews and discussions described in the bullet points above, the Audit Committee unanimously recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

The Audit Committee:

Deborah Andrews (Chair)

Michael H. Mulroy

Angus C. Russell

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EXECUTIVE OFFICERS

Set forth below are the names, ages, offices held, tenure and certain biographical information of each of our executive officers as of April 20, 2022.

Name	Age	Office(s)	Officer Since
Brian M. Culley	50	Chief Executive Officer and Director	September 2018
Kevin L. Cook	50	Chief Financial Officer	June 2021
George A. Samuel III	41	General Counsel and Corporate Secretary	September 2021
Gary S. Hogge, D.V.M., Ph.D.	54	Senior Vice President of Clinical & Medical Affairs	March 2019

Mr. Culley’s biographical information is included above with those of the other members of our Board.

Kevin L. Cook. Mr. Cook joined Lineage as Chief Financial Officer on June 21, 2021. Before joining Lineage, Mr. Cook served as Chief Operating Officer of Grade Water and Power, LLC, an investment firm, a position he held from March 2020 to June 2021. From February 2019 to February 2020, Mr. Cook served as an independent consultant to various entities, providing valuation and strategic advisory services. Previously, he was employed by Breitburn GP LLC, a wholly-owned subsidiary of Breitburn Energy Partners LP, an oil and gas company, most recently, from 2014 to February 2019, as its Vice President of Corporate Development and Strategy and, from 2012 to 2014, as its Vice President of Business Development. From 2000 to 2011, Mr. Cook was an investment banker at Merrill Lynch & Co. He received a B.S. in Biological Sciences from University of California, Davis, and an M.B.A. from The Kellogg School of Management at Northwestern University.

George A. Samuel III. Mr. Samuel joined Lineage as General Counsel and Corporate Secretary on September 1, 2021. Prior to joining Lineage, Mr. Samuel most recently served as Director, Senior Counsel for Lytx, Inc., where he managed the commercial legal operations for an international video telematics SaaS company, a position he held from January 2020 to August 2021. From February 2019 to December 2019, Mr. Samuel practiced corporate law at VLP Law Group LLC. From August 2016 to February 2019, Mr. Samuel served as VP, General Counsel and Corporate Secretary for Cardiff Oncology, Inc. (formerly known as Trovagene, Inc.), a clinical-stage biotechnology company focused on developing treatments in oncology. While at Cardiff Oncology, he advised on strategic, business development and operational decisions; oversaw capital raising efforts, regulatory compliance as well as SEC reporting; and managed intellectual property, including technology transfer and licensing. Mr. Samuel has also practiced corporate law at Cooley LLP, DLA Piper LLP, and Winston & Strawn LLP, where he served as outside counsel to public and private companies in a variety of commercial transactions. Mr. Samuel received a J.D. from Columbia University School of Law, and a B.A. in Philosophy from Tufts University and is a member of the State Bar of California and New York.

Gary Hogge, D.V.M., Ph.D. Dr. Hogge joined Lineage as Senior Vice President of Clinical and Medical Affairs in February 2018. Dr. Hogge has more than 20 years of experience developing and supporting the commercialization of a number of products over a broad range of therapeutic areas. Dr. Hogge has held a variety of roles of increasing responsibility across multiple therapeutic areas in both clinical development and medical affairs. Previously Dr. Hogge was the Vice President of Medical Affairs at Questcor Pharmaceuticals, Inc. (QCOR) and before that held multiple leadership roles in both clinical development and medical affairs at Elan Pharmaceuticals including various responsibilities in the global clinical development of Tysabri® (natalizumab) in Crohn’s disease and multiple sclerosis, and for building and leading the medical affairs function. He served as medical director following the approval and launch of Tysabri. Prior to those accomplishments, he worked in clinical development for Ceplene® (histamine dihydrochloride) at Maxim Pharmaceuticals and in the immunology research and development group at Pfizer. Dr. Hogge obtained his B.S. degree and D.V.M. from Colorado State University, his M.S. and Ph.D. from the University of Wisconsin-Madison and was a visiting scientist at the Queensland Institute of Medical Research (QIMR) in Brisbane, Australia.

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EXECUTIVE COMPENSATION

Overview

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program, our Compensation Committee is committed to providing the information necessary to help our shareholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe our executive compensation practices.

Our Compensation Committee oversees our compensation and employee benefit plans and practices, including executive compensation arrangements and incentive plans and awards of stock options and other equity-based awards under the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Our Compensation Committee determines, or recommends to our Board for its determination, the terms and amount of executive compensation and grants of equity-based awards to executives, employees, consultants, and independent contractors. The Chief Executive Officer may make recommendations to our Compensation Committee concerning executive compensation and performance, but our Compensation Committee makes its own determination or recommendation to our Board with respect to the amount and components of compensation, including salary, bonus, and equity awards to executive officers, generally considering factors such as company performance, individual performance, and compensation paid by peer group companies.

Our executive compensation programs are designed to:

●	attract, motivate, and retain highly qualified executives;
●	align management and shareholder interests by tying a substantial percentage of executives’ compensation to financial performance of Lineage and its subsidiaries through the grant of equity awards;
●	reward superior performance by basing decisions regarding cash incentive compensation on the overall performance of executives; and
●	compensate executives at levels competitive with peer companies.

With respect to compensation matters for 2021, our Compensation Committee engaged Anderson Pay Advisors, LLC (“Anderson”) to provide compensation consulting services and advice to our Compensation Committee, which included market survey information and competitive market trends in employee, executive, and director compensation programs. Anderson also made recommendations to our Compensation Committee with respect to pay mix components such as salary, bonus, and equity awards, and the target market pay percentiles in which executive compensation should fall so we can be competitive in executive hiring and retention.

In reviewing each executive’s overall compensation, our Compensation Committee considers an aggregate view of base salary and bonus opportunities, equity incentive grants, and the dollar value of benefits and perquisites. These factors are balanced against our financial position and capital resources. In making 2021 compensation decisions, our Compensation Committee reviewed market data for each named executive officer’s position, from the following peer group companies:

Aeglea Biotherapeutics, Inc.	Chimerix, Inc.	Leap Therapeutics, Inc.
Alaunos Therapeutics, Inc.	Fate Therapeutics, Inc.	Magenta Therapeutics, Inc.
AlloVir, Inc.	Forma Therapeutics Holdings, Inc.	MeiraGTx Holdings plc
Apellis Pharmaceuticals, Inc.	Geron Corporation	Nkarta, Inc.
Atara Biotherapeutics, Inc.	Gritstone bio, Inc.	Poseida Therapeutics, Inc.
Athersys, Inc.	Harpoon Therapeutics, Inc.	Rubius Therapeutics, Inc.
BioAtla, Inc.	Infinity Pharmaceuticals, Inc.	Synlogic, Inc.
Celldex Therapeutics, Inc.	IVERIC bio, Inc.
Celularity Inc.	Jounce Therapeutics, Inc.

The peer group was recommended by Anderson and consisted of companies operating in the biopharmaceutical industry, generally with fewer than 150 employees, market capitalization between $150 million and $750 million, and a lead development program in Phase 1 or 2. Some companies in the peer group were outside of one or more of these parameters but were included because their business areas of focus were similar to ours.

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Summary Compensation Table

The table below sets forth the compensation earned or paid to our executive officers identified below, who we refer to as our named executive officers, during the fiscal years indicated.

2021 Summary Compensation Table
Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian M. Culley	2021	$580,000	$319,000	$1,840,975	$14,500	$2,754,475
Chief Executive Officer	2020	$551,900	$262,200	$521,563	$14,250	$1,349,913

Kevin L. Cook	2021	$214,773	$101,200	$1,316,550	$27,686	$1,660,209
Chief Financial Officer

George A. Samuel III	2021	$125,333	$50,300	$1,154,743	$—	$1,330,376
General Counsel and Corporate Secretary

(1)	Mr. Cook was appointed as our Chief Financial Officer on June 21, 2021, and Mr. Samuel was appointed as our General Counsel and Corporate Secretary on September 1, 2021. The amounts reported in the table for each named executive officer represent the portion of earned compensation during the period of time such officer was in service with us.
(2)	The 2021 amounts in this column represent: (a) discretionary annual bonuses as described below under “Elements of Compensation,” and (b) for Mr. Cook, a sign-on bonus of $15,000.
(3)	The amounts in this column represent the grant date fair value of stock options granted to the applicable individual during the applicable year. The grant date fair value and incremental fair value of the stock options were determined in accordance with ASC Topic 718, Compensation – Stock Compensation (ASC Topic 718). See Note 12, Stock-Based Awards to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for details as to the assumptions used to determine grant date fair value of the awards.
(4)	The 2021 amounts in this column represent: (a) for Mr. Culley and Mr. Cook, 401(k) plan company-matching contributions of $14,500 and $8,438 respectively; and (b) for Mr. Cook a housing allowance of $19,248, which ceased in December 2021.

Narrative to Summary Compensation Table

Employment Agreements and Termination of Employment & Change in Control Arrangements

Below are descriptions of the material terms of the employment arrangements entered into with our named executive officers.

Brian M. Culley, Chief Executive Officer

In September 2018, we entered into an employment agreement with Mr. Culley (the “Culley Agreement”). The Culley Agreement initially provided Mr. Culley with a base salary of $530,000 annually. Mr. Culley’s salary was $551,900 in 2020 and increased to $580,000 in 2021. Mr. Culley is also eligible to receive an annual performance bonus based upon the attainment of certain corporate and individual objectives as determined by our Board or Compensation Committee. The amount of his annual performance bonus for 2021 was up to 55% of his base salary. The Culley Agreement provided Mr. Culley with reimbursement for certain travel costs to our former headquarters in Alameda, California and a monthly stipend not to exceed $3,900 for housing costs near our former headquarters, each of which ceased in August 2019.

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The Culley Agreement provides that if Mr. Culley’s employment is terminated without cause or he resigns for good reason, he may be eligible for certain severance payments, including the payment of an amount equal to 12 months of his base salary, his full annual bonus amount and the payment of 6 months of health insurance premiums pursuant to our group health insurance plans as provided pursuant to COBRA. If Mr. Culley’s employment is terminated without cause or he resigns for good reason within 12 months following a change of control, then he is entitled to the acceleration of all outstanding equity awards.

Kevin L. Cook, Chief Financial Officer

In connection with his appointment as Chief Financial Officer in June 2021, we and Mr. Cook entered into an employment agreement pursuant to which Mr. Cook will be paid an annual base salary of $405,000, will receive a one-time $15,000 sign-on bonus and relocation rental expense reimbursement of up to $5,000 per month for six months, and may be eligible for an annual bonus targeted at 40% of his annual salary, as may be approved by our Board or its Compensation Committee in its discretion, based on the achievement of predetermined company and/or individual objectives set by our Board or its Compensation Committee, from time to time. In connection with his appointment as our Chief Financial Officer, Mr. Cook received an option to purchase 750,000 of our common shares, 25% of the shares underlying the option will vest on the first anniversary of his start date with us and the remainder will vest in 36 equal monthly installments thereafter, subject to his continued employment with us on each such date and the terms and provisions of our 2012 Equity Incentive Plan, pursuant to which such stock option was granted. Mr. Cook is also entitled to the standard benefits available to the Company’s employees generally, including health insurance.

Under the terms of his employment agreement, if Mr. Cook’s employment is terminated without cause or if he resigns for good reason, then subject to his execution of a release of claims in favor of us, he will be entitled to severance benefits including the payment of nine months’ base salary, his prorated annual bonus due, if any, and the payment, for a period of six months, of any health insurance benefits he was receiving at the time of such termination pursuant to our group health insurance plans as provided pursuant to the Consolidated Omnibus Budget Reconciliation Act. If his employment is terminated without cause or he resigns for good reason within the one-year period following a change of control, then, in addition to the severance benefits described above, he will be entitled to accelerated vesting of 100% of any unvested stock options, restricted stock or restricted stock units that may have been granted to him by the Company.

George A. Samuel III - General Counsel and Corporate Secretary

In connection with his appointment as General Counsel and Corporate Secretary in September 2021, we and Mr. Samuel entered into an employment agreement pursuant to which Mr. Samuel will be paid an annual base salary of $376,000, and may be eligible for an annual bonus targeted at 40% of his annual salary, as may be approved by our Board or its Compensation Committee in its discretion, based on the achievement of predetermined company and/or individual objectives set by our Board or its Compensation Committee, from time to time. In connection with his appointment as our General Counsel and Corporate Secretary, Mr. Samuel received an option to purchase 695,000 of our common shares, 25% of the shares underlying the option will vest on the first anniversary of his start date with us and the remainder will vest in 36 equal monthly installments thereafter, subject to his continued employment with us on each such date and the terms and provisions of our 2012 Equity Incentive Plan, pursuant to which such stock option was granted. Mr. Samuel is also entitled to the standard benefits available to the Company’s employees generally, including health insurance.

Under the terms of his employment agreement, if Mr. Samuel’s employment is terminated without cause or if he resigns for good reason, then subject to his execution of a release of claims in favor of us, he will be entitled to severance benefits including the payment of nine months’ base salary, his prorated annual bonus due, if any, and the payment, for a period of six months, of any health insurance benefits he was receiving at the time of such termination pursuant to our group health insurance plans as provided pursuant to the Consolidated Omnibus Budget Reconciliation Act. If his employment is terminated without cause or he resigns for good reason within the one-year period following a change of control, then, in addition to the severance benefits described above, he will be entitled to accelerated vesting of 100% of any unvested stock options, restricted stock or restricted stock units that may have been granted to him by the Company.

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Elements of Compensation

Base Salary

Our Compensation Committee or Board reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

Annual Performance Bonuses

Each of our named executive officers are eligible to receive an annual performance bonus based on a specific target bonus amount, expressed as a percentage of base salary, and our overall achievement of specific corporate goals and objectives set by our Board and Compensation Committee each year. After the end of the year, our Board and Compensation Committee conducts an annual performance review process that evaluates achievement of overall corporate goals and achievement of specific goals and objectives by each individual executive.

Any final bonus payments to our named executive officers are recommended by our Compensation Committee and approved by our Board (excluding Mr. Culley), which retains full discretion to adjust individual target bonus awards. The actual bonuses, if any, awarded each year may vary from target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of our Compensation Committee.

For 2021, the corporate performance objective categories and respective weightings toward overall corporate bonus achievement were as follows:

(1)	Partnership/Business Development Activity (15% weighting);
(2)	OpRegen Program Progress (25% weighting);
(3)	Pipeline Progress (programs other than OpRegen) (15% weighting);
(4)	Financial Management (quality of spending and capital raising activity) (10% weighting);
(5)	Investor Engagement (quality/size of new investors, analysts) (10% weighting); and
(6)	Shareholder Value (share price and market capitalization) (25% weighting).

In March 2022, our Board and Compensation Committee assessed each of the corporate performance objectives and determined that we had an overall corporate achievement level of 100% of the objectives set forth above for 2021 based on: 150% achievement of objective (1), 100% achievement of objective (2), 90% achievement of objective (3), 100% achievement of objectives (4) and (5), and 75% achievement of objective (6). Specifically, our Board and Compensation Committee considered in its assessment that we:

(1)	established an exclusive worldwide collaboration and license agreement with Roche and Genentech for the development and commercialization of OpRegen for the treatment of ocular disorders, including advanced dry age-related macular degeneration with geographic atrophy;
(2)	reported three additional cases of retinal restoration with OpRegen; the longest of which had lasted for 3 years;
(3)	announced a worldwide license agreement with Immunomic Therapeutics, Inc. for an allogeneic cell-based cancer immunotherapy based on our VAC platform;
(4)	entered into an exclusive agreement with Neurgain Technologies to evaluate a novel delivery system for our OPC1 to treat Spinal Cord Injury;
(5)	made manufacturing improvements to our OPC1 and VAC programs;
(6)	strategically raised capital, strengthened balance sheet and efficiently managed budget; and
(7)	outperformed our peers and the broad indices in total shareholder return during the year ended December 31, 2021 and received expanded analyst coverage.

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Our Board and Compensation Committee determined that it was appropriate to pay each of Mr. Culley, Mr. Cook and Mr. Samuel performance bonuses for 2021 equivalent to their target amounts multiplied by the 100% corporate achievement level, in the case of Mr. Samuel and Mr. Cook, prorated for the portion of the year that they were employed. Accordingly, our Board and Compensation Committee approved cash bonuses for Mr. Culley, Mr. Cook and Mr. Samuel in the amount of $319,000, $86,200 and $50,300, respectively, which was paid in March 2022.

Other Benefits

We maintain a 401(k) defined contribution employee retirement plan for all of our employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amounts allowable under U.S. federal tax regulations. We provide a safe harbor contribution of up to 5.0% of the employee’s compensation, not to exceed eligible limits, and subject to employee participation.

We do not have any annuity, pension or deferred compensation plan or other arrangements for our executive officers or any employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2021:

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable(#)	Number of securities underlying unexercised options unexercisable (#)(1)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares of units of stock that have not vested($)(2)
Brian M. Culley	9/17/2018	1,506,375	347,625	(3)	1.87	9/16/2028	—		—
	9/17/2018	—	—		—	—	30,900	(5)	75,705
	3/17/2020	239,568	693,732	(4)	0.69	3/17/2030	—		—
	3/15/2021	—	1,165,100		2.43	3/15/2031	—		—
Kevin L. Cook	6/21/2021	—	750,000		2.68	6/20/2031	—		—
George A. Samuel	9/1/2021	—	695,000		2.55	9/1/2031	—		—

(1)	The shares subject to options vest as to 25% of the shares subject to the option on the first anniversary of the grant date, and the balance vest in equal monthly installments over the three years thereafter, subject to the executive’s continued service with Lineage.
(2)	The dollar amounts shown in this column are calculated by multiplying the number of shares shown in the adjacent column by the closing market price of our common shares as reported on NYSE American on December 31, 2021 ($2.45), the last trading day of our fiscal year.
(3)	This grant was not issued under a shareholder approved equity compensation plan but rather was approved by the independent members of our Board and made in reliance upon the exception for inducement grants to new employees under the NYSE American Company Guide.
(4)	This option was granted on March 17, 2020 under the Lineage Cell Therapeutics, Inc. 2012 Equity Incentive Plan (the “2012 Plan”). When the 2012 Plan was approved, it provided that no participant may be granted options and stock appreciation rights with respect to more than 1,000,000 shares in the aggregate per year. However, in accordance with the terms of the 2012 Plan, this per-participant limit was automatically increased to 1,236,000 shares as a result of our sale of shares of AgeX Therapeutics, Inc. to Juvenescence Limited in August 2018. Accordingly, this option did not exceed the per-participant limit in the 2012 Plan.
(5)	This award represents restricted stock units that vest as to 25% of the shares subject to the award on September 17, 2019 and the balance vest in twelve equal quarterly installments at the end of each quarter thereafter, subject to the executive’s continued service with Lineage.

Consideration of Shareholder Advisory Vote on Executive Compensation

The results of the advisory vote of our shareholders on the compensation of our named executive officers (commonly called the “say-on-pay” vote) at our 2021 annual meeting of shareholders showed that approximately 96% of the votes cast “For” or “Against” on the “say-on-pay” vote approved the compensation of our named executive officers during 2021. Our Compensation Committee carefully evaluated and considered the results of this advisory vote and concluded that our shareholders generally supported our executive compensation program and we did not make significant changes to our executive compensation program for 2021. Our Compensation Committee expects to continue to consider the outcome of our “say on pay” votes and our shareholders’ views when making future compensation decisions for our named executive officers.

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PRINCIPAL SHAREHOLDERS

The tables below sets forth certain information, as of April 20, 2022, regarding the beneficial ownership of our common shares for: (1) each person known by us to be 5% Shareholders; (2) each of our directors; (3) each of our named executive officers; and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any common shares as to which a person has sole or shared voting power or investment power and any common shares that the person has the right to acquire within 60 days after the date set forth in the paragraph above through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us and on SEC filings, that each of the persons named in table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the tables below is based on 169,727,395 common shares issued and outstanding on April 20, 2022. In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all common shares subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Lineage Cell Therapeutics, Inc., 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Holders
Broadwood Partners, L.P.(1)	35,177,273	20.7%
BlackRock, Inc.(2)	10,008,510	5.9%
Named Executive Officers and Directors
Neal C. Bradsher(1)	35,177,273	20.7%
Alfred D. Kingsley(3)	7,162,562	4.2%
Brian M. Culley(4)	2,593,736	1.5%
Michael H. Mulroy(5)	412,715	*
Angus C. Russell(6)	241,660	*
Don M. Bailey(7)	202,647	*
Deborah Andrews(8)	169,738	*
Dipti Amin(9)	67,500	*
Anula Jayasuriya(10)	32,500	*
Kevin L. Cook	-	*
George A. Samuel	-	*
All executive officers and directors as a group (12 persons)(11)	46,271,286	26.7%

* Less than 1%

(1)	Includes: (i) 34,935,485 shares owned by Broadwood Partners, L.P.; (ii) 87,628 shares owned by Neal C. Bradsher; and (iii) 154,160 shares that may be acquired by Mr. Bradsher upon the exercise of options that are presently exercisable or may become exercisable within 60 days of April 20, 2022. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., and Mr. Bradsher is the President of Broadwood Capital, Inc. Mr. Bradsher and Broadwood Capital, Inc. may be deemed to beneficially own the shares that Broadwood Partners, L.P. owns. Mr. Bradsher disclaims beneficial ownership of the shares held by Broadwood Partners, L.P. except to the extent of his pecuniary interest therein. The Address of the foregoing entities and Mr. Bradsher is c/o Broadwood Capital, Inc., 142 West 57th Street, 11th Floor, New York, New York 10019.

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(2)	Based solely on information provided in a Schedule 13G that was filed with the SEC on February 4, 2022 reporting beneficial ownership of BlackRock, Inc. as of December 31, 2021. BlackRock, Inc. has sole voting power over 9,853,118 shares and sole dispositive power over 10,008,510 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Includes: (i) 1,043,346 shares owned by Greenbelt Corporation; (ii) 375,351 shares owned by Greenway Partners, L.P.; (iii) 5,455,545 shares owned solely by Alfred D. Kingsley; and (iv) 288,320 shares that may be acquired by Mr. Kingsley upon the exercise of options that are presently exercisable or may become exercisable within 60 days of April 20, 2022. Mr. Kingsley controls Greenbelt Corp. and Greenway Partners, L.P. and may be deemed to beneficially own the shares that Greenbelt Corp. and Greenway Partners, L.P. own.
(4)	Includes: (i) 97,787 shares held directly by Mr. Culley; and (ii) 2,495,949 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.
(5)	Includes: (i) 258,555 shares held directly by Mr. Mulroy; and (ii) 154,160 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.
(6)	Includes: (i) 87,500 shares held directly by Mr. Russell; and (ii) 154,160 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.
(7)	Includes: (i) 62,647 shares held directly by Mr. Bailey; (ii) 140,000 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.
(8)	Includes: (i) 15,578 shares held directly by Ms. Andrews; and (ii) 154,160 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.
(9)	Includes 1(i) 35,000 shares held directly by Ms. Amin; and (ii) 32,500 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.
(10)	Includes no shares held directly by Ms. Jayasuriya; and 32,500 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.
(11)	Includes: (i) 42,454,422 shares held by our executive officers and directors; and (ii) 3,816,864 shares that may be acquired upon the exercise of options held by our executive officers and directors that are presently exercisable or that may become exercisable within 60 days of April 20, 2022.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated Dipti Amin, Deborah Andrews, Don Bailey, Neal C. Bradsher, Brian M. Culley, Alfred D. Kingsley, Anula Jayasuriya, Michael H. Mulroy and Angus C. Russell for election at the Meeting and to serve until the 2023 annual meeting of shareholders and until their respective successors are duly elected and qualified. For more information about each nominee, see the section titled “Board of Directors” in this Proxy Statement. The director nominees have indicated that they are willing and able to serve as directors.

Unless authority to vote for any of the director nominees is withheld in a proxy, shares represented by proxies will be voted “For” all director nominees identified above. In the event that any director nominee becomes unavailable for reelection as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee, if any, as our Board may propose.

It is the intention of the persons named in the proxy solicited by our Board, unless the proxy specifies otherwise, to vote the shares represented by such proxy “For” the election of the nominees identified above. In the unlikely event that any nominee should be unable to serve as a director, proxies may be voted in favor of a substitute nominee designated by our Board.

Vote Required

If a quorum is present at the Meeting, the election of directors will be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Accordingly, the nominees receiving the most “For” votes from the holders of shares present during the Meeting or represented by proxy and entitled to vote on the election of directors will be elected. You may vote “For” or “Withhold” authority to vote for each of the director nominees. If you “Withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

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PROPOSAL 2 - RATIFICATION OF THE SELECTION OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected WithumSmith+Brown, PC (“Withum”) as our independent registered public accounting firm. Our Board proposes and recommends that the shareholders ratify the selection of Withum to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. As discussed in further detail below under “Appointment of New Auditor,” Withum has served as our independent registered public accounting firm since July 2021.

Shareholder ratification of the selection of Withum as our independent registered public accounting firm is not required by California law, our Restated Articles of Incorporation, or our Amended and Restated Bylaws. However, the selection of Withum to our shareholders for ratification is being submitted as a matter of good corporate practice. If our shareholders do not ratify the selection, our Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if our Audit Committee determines that such a change would be in the best interests of Lineage and its shareholders.

We expect that a representative of Withum will be present at the Meeting, in person or by phone, and will have an opportunity to make a statement if he or she so desires and may respond to appropriate questions from shareholders.

Change in Auditors

On July 15, 2021, Withum acquired certain assets of OUM & Co. LLP (“OUM”) in a transaction pursuant to which the professional staff and the partners of OUM joined Withum either as employees or partners of Withum. As a result of this transaction, on July 20, 2021, OUM resigned as our independent registered public accounting firm, and, with the approval of the Audit Committee, Withum was engaged as our independent registered public accounting firm.

The audit report of OUM on our consolidated financial statements for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report for the year ended December 31, 2019 included an explanatory paragraph relating to the change in our method of accounting for revenue in 2018 due to the adoption of Financial Accounting Standards Board (United States) Accounting Standard Codification Topic No. 606, Revenue from Contracts with Customers.

During the years ended December 31, 2020 and 2019, and during the interim period from December 31, 2020 through July 20, 2021, the date of OUM’s resignation, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with OUM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of OUM, would have caused OUM to make reference to such disagreement in its reports, and there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2020 and 2019, and during the interim period from December 31, 2020 through the date we engaged Withum, we did not consult with Withum regarding application of accounting principles to a specified transaction, either completed or proposed, or regarding the type of audit opinion that might be rendered by Withum on our consolidated financial statements, and Withum did not provide any written or oral advice that was an important factor we considered in reaching a decision as to any such accounting, auditing or financial reporting issue.

Audit Fees, Audit Related Fees, Tax Fees and Other Fees

The following table shows the audit fees billed or expected to be billed by Withum for our last fiscal year. Other than audit fees, no other fees were billed or are expected to be billed by Withum for our last fiscal year. As discussed above, in July 2021, OUM, which rendered the audit opinion on our financial statements for the year ended December 31, 2020, resigned as our independent registered public accounting firm, and, with the approval of the Audit Committee, Withum was engaged as our independent registered public accounting firm. In accordance with SEC guidance, information is not provided with respect to the fees billed for 2020 due to this change in auditors. Moreover, information with respect to 2021 includes only fees billed or expected to be billed by Withum, the auditor who rendered the audit opinion on our financial statements for the year ended December 31, 2021.

2021
Audit Fees	$457,046
Total Fees	$457,046

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee requires pre-approval of all audit and non-audit services. Other than de minimis services incidental to audit services, non-audit services are generally limited to tax services, such as advice and planning, and financial due diligence services. All fees for non-audit services must be approved by the Audit Committee, except to the extent otherwise permitted by applicable SEC regulations. Our Audit Committee may delegate to one or more designated members of our Audit Committee the authority to grant pre-approvals, provided such approvals are presented to our Audit Committee at a subsequent meeting.

Vote Required

If a quorum is present at the Meeting, the approval of Proposal 2 requires the affirmative vote of a majority of both: (1) the shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal; and (2) the shares required to constitute a quorum.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL

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PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2017 annual meeting of shareholders, our Board recommended that our shareholders vote to hold the advisory vote on the compensation of our named executive officers (commonly referred to as the “say-on-pay” vote) on an annual basis. Approximately 94% of the votes cast at our 2017 annual meeting of shareholders were for the recommendation of our Board, and in response we hold an annual say-on-pay vote. The say-on-pay vote is not intended to address any specific compensation item, but rather our overall approach to the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules in this proxy statement (which disclosure includes the related compensation tables included in the “Executive Compensation” section of this proxy statement).

As described under the heading “Executive Compensation—Overview,” our executive compensation programs are designed to:

●	attract, motivate, and retain highly qualified executives;
●	align management and shareholder interests by tying a substantial percentage of executives’ compensation to financial performance of Lineage and its subsidiaries through the grant of equity awards;
●	reward superior performance by basing decisions regarding cash incentive compensation on the overall performance of executives; and
●	compensate executives at levels competitive with peer companies.

Our Compensation Committee seeks to provide our named executive officers’ total compensation at a level competitive with the compensation paid to officers in similar positions at our peer companies in the biotechnology industry. Our Compensation Committee has approved salary increases and authorized the payment of cash bonuses based on its review of the performance of Lineage and its subsidiaries, the performance of individual executive officers, and the compensation paid by our peer companies. Our executive compensation program also includes performance-based compensation through the grant of equity awards. Equity awards are intended to align the interest of our executives with those of our shareholders because the value realized, if any, by the recipient from an equity award depends upon the increases in the price of Lineage shares. Please read the “Executive Compensation” portion of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, sometimes called “say-on-pay,” gives our shareholders the opportunity to express their views on our named executive officers’ compensation. Accordingly, our Board is asking our shareholders to cast a non-binding advisory vote “For” the following resolution at the Meeting:

“RESOLVED, that Lineage’s shareholders approve, on an advisory basis, the compensation paid to Lineage’s named executive officers, as disclosed in Lineage’s Proxy Statement for the 2022 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.”

Our shareholders’ vote on this proposal is only advisory and is not binding on Lineage, our Compensation Committee, or our Board. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

If a quorum is present at the Meeting, the approval of Proposal 3 requires the affirmative vote of a majority of both: (1) the shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal; and (2) the shares required to constitute a quorum.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL

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EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information concerning the options outstanding and available for issuance under all of our compensation plans and agreements as of December 31, 2021:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units, and Rights	Weighted Average Exercise Price of the Outstanding Options, and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders(1)	12,819,619	$1.84	16,382,385
Equity compensation plans not approved by shareholders(2)	1,854,000	$1.87	—
Total	14,673,619	$1.84	16,382,385

(1)	Consists of the Lineage Cell Therapeutics, Inc. 2012 Equity Incentive Plan and the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan.
(2)	Consists of an option grant approved by the independent members of our Board and made in reliance upon the exception for inducement grants to new employees under the NYSE American Company Guide.

The following table shows certain information concerning the options outstanding and available for issuance under all of our compensation plans and agreements for our consolidated subsidiary companies as of December 31, 2021:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units, and Rights	Weighted Average Exercise Price of the Outstanding Options, and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders(1)	240,625	$1.57	—

(1)	This plan is the Asterias 2013 Equity Incentive Plan, which Lineage assumed in connection with its acquisition of Asterias. References therein to Asterias and Asterias common stock are deemed to be references to Lineage and Lineage common shares, respectively. Lineage is the sole shareholder of Asterias.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2020, there has not been, nor is there currently proposed, any transaction in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest, except as described below.

Since July 1, 2009, Alfred D. Kingsley has made available to us the use of approximately 900 square feet of office space in New York City. We pay the office building owner $5,050 per month for the use of the space. These monthly payments ceased in March 2021 when the office space lease expired.

In connection with the putative shareholder class action lawsuits filed in February 2019 and October 2019 challenging our acquisition of Asterias Biotherapeutics, Inc. (“Asterias”) (the “Asterias Merger”), we agreed to pay for the legal defense of Neal Bradsher, a member of our board of directors, and Broadwood Partners, L.P. (“Broadwood”), one of our shareholders, and Broadwood Capital, Inc., which manages Broadwood, all of which were named in the lawsuits. During the year ending December 31, 2020 and 2021, we incurred a total of approximately $359,000 and $353,000, respectively, in legal expenses on behalf of such parties. In 2022, we received approximately $118,000 from our D&O insurance carrier as reimbursement for a portion of the legal expenses we incurred on behalf of Broadwood.

As of April 22, 2022: (a) Mr. Kingsley is a director of OncoCyte and may be deemed to beneficially own less than one percent of the outstanding common stock of OncoCyte, and (b) Broadwood may be deemed to be the beneficial owner of 19.99% of the outstanding common stock of OncoCyte. Mr. Bradsher, one of our directors, may be deemed to beneficially own the shares owned by Broadwood. The fact that certain of our directors may be deemed to beneficially own shares of OncoCyte common stock should not be considered to mean that they constitute or are acting in concert as a “group” with respect to those shares or that they otherwise share power or authority to vote or dispose of the shares that each of them own. All decisions of Lineage regarding transactions in shares of OncoCyte are made by an independent committee of our Board in which Messrs. Kingsley and Bradsher do not participate.

Related Person Transaction Policy

We have adopted a Related Person Transaction Policy that applies to transactions exceeding $120,000 in which any of our officers, directors, 5% Shareholders, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy (a “Related Person Transaction”). A Related Person Transaction must be reported to our Chief Financial Officer and General Counsel or outside legal counsel and will be subject to review and approval by our Audit Committee prior to effectiveness or consummation, to the extent practical. In addition, any Related Person Transaction that is ongoing in nature will be reviewed by our Audit Committee annually to ensure that the transaction has been conducted in accordance with any previous approval and that all required disclosures regarding the transaction are made.

As appropriate for the circumstances, our Audit Committee will review and consider:

●	the interest of the officer, director, beneficial owner of more than 5% of our common shares, or any member of their immediate family (“Related Person”) in the Related Person Transaction;
●	the approximate dollar value of the amount involved in the Related Person Transaction;
●	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to the transaction to us; and
●	any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee will review all relevant information available to it about a Related Person Transaction. Our Audit Committee may approve or ratify the Related Person Transaction only if our Audit Committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. Our Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the Related Person in connection with approval of the Related Person Transaction. In addition, our Audit Committee has authority to, in its sole discretion, review and approve transactions, arrangements and relationships in which we are a participant, any of our officers, directors, 5% Shareholders, or any member of their immediate family, has a direct or indirect material interest, and the amount involved is $120,000 or less.

A copy of our Related Person Transaction Policy can be found on our website at https://investor.lineagecell.com/corporate-governance/highlights.

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DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act, our directors and executive officers, and beneficial owners of more than 10% of our common shares (collectively, “reporting persons”) are required to file reports of ownership of our common shares and changes in such ownership with the SEC. Reporting persons also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to reporting persons were timely met during 2021, except for the following: (a) one Form 4 report covering one transaction was filed late for Alexandra Hernandez due to an administrative oversight; (b) the Form 3 and one Form 4 report covering one transaction was filed late for Mr. Cook due to not timely obtaining his EDGAR filing codes; and (c) one Form 4 report covering three related transactions was filed late for Mr. Culley due to an administrative oversight.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The SEC has adopted rules that permit companies and brokers, banks or other intermediaries to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability or only one set of other annual meeting materials addressed to those shareholders (unless otherwise requested by one or more of such shareholders). This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and reduces duplicate mailings and saves significant printing and postage costs as well as natural resources.

Brokers, banks and other intermediaries with account holders who are our shareholders may be householding our proxy materials. A single Notice of Internet Availability may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from us (if you are a shareholder of record) or from your broker, bank or other intermediary (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability, or if you currently receive multiple copies and would like to request a single copy, you may (1) notify your broker, (2) direct your written request to us at Lineage Cell Therapeutics, Inc., 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008, Attention: Corporate Secretary or (3) contact us by telephone at 442-287-8963. Upon written or oral request to us, we will promptly deliver a separate copy of the Notice of Internet Availability or annual report and proxy statement, to any shareholder at a shared address to which a single copy of such material was delivered.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present a proposal for action at our 2023 annual meeting of shareholders must notify us of such intention by written notice received at our principal executive offices not later than December 30, 2022, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was released to shareholders, for such proposal to be included in our Proxy Statement and form of proxy relating to such meeting, unless the date of the 2023 annual meeting is changed by more than 30 days from the anniversary of our 2022 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals to be included in the Proxy Statement.

In addition, our bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of any person for election to our Board not included in our Proxy Statement, to be brought before an annual meeting of shareholders. In general, notice that meets the requirements set forth in our amended and restated bylaws must be received at our principal executive offices not less than 90 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2023 annual meeting of shareholders, such a proposal must be received by us no later than March 18, 2023. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no later than the later of the close of business on the 90th calendar day prior to such annual meeting and the close of business on the tenth day following the day on which public disclosure of the date of such annual meeting was first made. Shareholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a shareholder’s notice.

ANNUAL REPORT

Our Annual Report on Form 10-K, filed with the SEC for the fiscal year ended December 31, 2021, without exhibits, may be obtained by a shareholder without charge, upon written request to the Corporate Secretary of Lineage. At a shareholder’s request, we will also furnish any exhibit to such Annual Report upon the payment of a fee to cover our reasonable expenses in furnishing such exhibit.

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LINEAGE CELL THERAPEUTICS

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/LCTX** • Cast your vote online until 11:59 p.m. ET on June 15, 2022 • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-490-6839** • Use any touch-tone telephone until 11:59 p.m. ET on June 15, 2022 • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Lineage Cell Therapeutics, Inc.

Annual Meeting of Shareholders

For shareholders of record as of April 20, 2022

TIME: Thursday, June 16, 2022, 8:00 AM Pacific Time
PLACE: 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Proxy for 2022 Annual Meeting of Shareholders

The undersigned hereby appoints Brian M. Culley and Kevin L. Cook (the "Named Proxies"), as proxies and true and lawful attorneys-in-fact of the undersigned, with full power of substitution, and hereby authorizes them, and each or either of them, to represent and vote all the common shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Lineage Cell Therapeutics, Inc. to be held on June 16, 2022 at 8:00 a.m. Pacific Time, or any adjournment or postponement thereof, as designated on the reverse side of this proxy card and as the Named Proxies deem advisable, in their discretion, on any other matter as may properly come before the meeting or any adjournment or postponement thereof, revoking any other proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the recommendations of the Board of Directors. If other matters are properly brought before the meeting or any adjournment or postponement thereof, the Named Proxies are authorized to vote on those matters as the Named Proxies, or either of them, deem advisable, in their discretion.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Lineage Cell Therapeutics, Inc.

2022 Annual Meeting of Shareholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND **FOR** ON PROPOSALS 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect nine directors to hold office until the 2023 annual meeting of shareholders and until their respective successors are duly elected and qualified.				
		FOR		WITHHOLD	
	1.01 Alfred D. Kingsley	☐		☐	FOR
	1.02 Dipti Amin	☐		☐	FOR
	1.03 Deborah Andrews	☐		☐	FOR
	1.04 Don M. Bailey	☐		☐	FOR
	1.05 Neal C. Bradsher	☐		☐	FOR
	1.06 Brian M. Culley	☐		☐	FOR
	1.07 Anula Jayasuriya	☐		☐	FOR
	1.08 Michael H. Mulroy	☐		☐	FOR
	1.09 Angus C. Russell	☐		☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of WithumSmith+Brown, PC as the company's independent registered public accounting firm for its fiscal year ending December 31, 2022.	☐	☐	☐	FOR
3.	To approve, on an advisory basis, the compensation paid to the company's named executive officers.	☐	☐	☐	FOR
4	NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.				

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date